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                                  EXHIBIT 11

                          PENN TREATY AMERICAN CORPORATION
                         COMPUTATION OF EARNINGS PER SHARE
                                    (unaudited)

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                                       Three months                   Nine months
                                   ended September 30,             ended September 30,
                                ----------------------------   --------------------------
                                   1996 (1)       1995 (1)       1996 (1)       1995 (1)
                                   --------       --------       --------       --------
Shares outstanding
    beginning of period             7,009,447      4,671,284      6,971,284       4,671,284



Weighted average shares issued
    during the public offering            ---       2,065,217           ---         695,971



Weighted average shares
    of exercised stock options        169,529             ---        86,033             ---
                                    ---------       ---------     ---------       ---------


Weighted average primary
     shares outstanding             7,178,976       6,736,501     7,057,317       5,367,255



Net income for primary
     earnings per share             3,097,501       2,342,834     8,673,491       6,148,235



Net income per common
     primary share                 $     0.43      $     0.35    $     1.23      $     1.15
                                   ----------      ----------    ----------      ----------


(1)  Shares outstanding at the beginning of the period are net of Treasury Shares held at January 1, 1996 and
1995 of 605,629

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